UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2009 (February 11, 2009)

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-10999	59-2025386
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2026 McGaw Avenue Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 428-8500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)
On February 11, 2009, Composite Technology Corporation (the "Company”) determined that the Company's previously issued financial statements for the fiscal year ended September 30, 2008 were unreliable because of errors in such financial statements. The Company will restate its financial statements for that period.

The Company concluded errors were made in its wind turbine contract review procedures and that contract losses of $7,597,000 should have been recorded for expected costs in excess of expected proceeds for turbines that were shipped during the quarter ended December 31, 2008.   Both the expected costs and the expected proceeds were determinable and estimable as of the year ended September 30, 2008, and a contract loss should have been recorded.

The Audit Committee of the Board of Directors of the Company has discussed with SingerLewak LLP (“SingerLewak”), the Company’s independent registered public accounting firm, the matters disclosed in this report pursuant to this Item 4.02(a). As a result of these discussions and the Audit Committee’s conclusion, SingerLewak has indicated that it intends to issue a letter to the Company stating that their audit opinion on the financial statements for the year ended September 30, 2008 has been withdrawn and should no longer be relied upon.

The Company expects to file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 with the Securities and Exchange Commission on February 17, 2009 and expects to file an amended Annual Report on Form 10-K/A for the fiscal year ended September 30, 2008 as soon as possible after the filing of this Current Report on Form 8-K.  The Company expects to change the financial statements and related financial footnotes and management discussion and analysis disclosure as well as disclosure of additional material internal control weaknesses related to turbine contract review.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSITE TECHNOLOGY CORPORATION
(Registrant)

Date: February 12, 2009	/s/ Benton H Wilcoxon

Benton H Wilcoxon, Chief Executive Officer